Exhibit 10.10

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of this 31st day of July, 2016 (the “Effective Date”), by and between MEDALIST PROPERTIES 8, LLC, a Delaware limited liability company (“Seller”); and MEDALIST DIVERSIFIED HOLDINGS, L.P., a Delaware limited partnership (“Buyer”).

RECITALS

WHEREAS, Seller owns certain real property and improvements commonly known as the Greensboro Airport Hampton Inn, located at 7803 National Service Road, Greensboro, North Carolina.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined), on the terms and conditions contained in this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1

SALE OF PROPERTY

1.1  Property To Be Sold.  Subject to the terms and provisions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement. All of the land described and/or shown on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”).

1.1.1       All buildings, structures and other improvements and all fixtures, systems and facilities located on the Land (collectively, the “Improvements”).

1.1.2       All furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property of every kind and nature, if any, owned by Seller and installed, located or situated on or used in connection with the operation of the Land or Improvements, including, without limitation, the personal property listed on Exhibit B attached hereto (collectively, the “Personal Property”).

1.1.3       All of Seller’s rights in and to those certain leases (collectively, the “Leases”) described in the rent roll attached hereto as Exhibit C (the “Rent Roll”) with the tenants described therein (collectively, the “Tenants”) including Seller’s rights to any unapplied security deposit under the Leases (the “Tenant Deposits”).

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1.1.4       All of Seller’s right, title and interest, if any, in all intangible assets of any nature relating to the Land, the Improvements and/or the Personal Property, including, without limitation, all of Seller’s right, title, and interest in all and all (i) warranties and/or guaranties; (ii) use, occupancy, building and/or operating licenses, permits, approvals and/or development rights; and (iii) plans and specifications (collectively, the “Intangible Property”).

1.1.5       An irrevocable license to use any and all trade names used or utilized in connection with the Land and/or Improvements, including, without limitation, the trade name(s) “Franklin Square Shopping Center” (collectively, the “Trade Names”).

1.1.6       All of Seller’s rights, if any, in any and all service contracts (other than management and leasing contracts) affecting the Land and/or Improvements as set forth on Exhibit “D” (collectively, the “Property Contracts”), to the extent Buyer elects to assume the same in accordance with Section 3.4 below.

1.1.7       All rights, which the Seller may have, if any, in and to any Tenant data, telephone numbers and listings, all master keys and keys to common areas, all good will, if any, and any and all other rights, privileges and/or appurtenances owned by Seller and related to or used in connection with the existing business operation of the Land and/or Improvements (collectively, the “Miscellaneous Property”).

1.1.8       The Land and Improvements are hereinafter sometimes referred to collectively as the “Real Property” and the Real Property, Personal Property, Leases, Tenant Deposits, Intangible Property, Trade Names, Property Contracts and Miscellaneous Property, are hereinafter sometimes referred to collectively as the “Property.”

1.2       Purchase and Sale.  Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Property, on the terms and conditions set forth in this Agreement.

1.3       Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be Fifteen Million One Hundred Thousand and 00/100 Dollars ($15,100,000.00). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments and/or credits as set forth herein, by wire transfer of immediately available federal funds.

1.4       Deposit and Escrow.

1.4.1       Within three (3) Business Days after the Effective Date, Buyer shall deliver to GRS Global, Attn: Steve Francis, located at 901 E. Byrd Street, Suite 1100, Richmond, Virginia 23219, Telephone: (804)486-9465, E-mail: sfrancis@grs-global.com (“Escrow Holder”) an earnest money deposit in the amount of ten thousand and No/100 Dollars ($10,000) (together with any interest thereon, the “Deposit”). The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of the party entitled to the Deposit pursuant to the terms of this Agreement. The Escrow Holder may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile and/or other written instrument believed to be genuine and to have been signed or communicated by the proper party or parties.

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1.4.2       The Deposit shall be applied to the Purchase Price if the Closing occurs. After the expiration of the Due Diligence Period, the Deposit shall be nonrefundable to Buyer except as otherwise provided herein, including, without limitation, unless escrow fails to close due to Seller’s breach or default under this Agreement, a failure of a representation or warranty by Seller to be true and correct as of the Closing or due to the failure of a condition precedent set forth in Section 5.4, and shall constitute liquidated damages to Seller if escrow fails to close solely as a result of Buyer’s default as provided in Section 6.1 below. In the event Buyer shall elect to terminate this Agreement during the Due Diligence Period, the Deposit shall be returned to Buyer as provided in Section 3.6 below.

1.5       Closing Date. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place through an escrow with Escrow Holder on the day which is no later than thirty (30) days after the expiration of the Due Diligence Period (the “Closing Date”).

ARTICLE 2

TITLE AND SURVEY

2.1       Title and Survey.  Buyer may, at Buyer’s sole cost and expense, obtain (a) preliminary title commitment (the “Preliminary Report”) from the Escrow Holder (in such capacity, the “Title Company”); and (b) a survey (the “Survey”).

2.2       Review of the Preliminary Report, Survey and UCC Searches; Objection; Approval or Termination.  On or before the expiration of the Due Diligence Period with respect to the Preliminary Report, Buyer may deliver to Seller a notice or notices (each, a “Title Objection Notice”) setting forth (i) any matters shown on the Preliminary Report, or Survey, as applicable, to which Buyer objects; (ii) any modifications, supplements and/or other modifications of the legal description, description of exceptions and/or other matters set forth in the Preliminary Report, and/or Survey, as applicable; and (iii) any endorsements and/or other affirmative title insurance coverage required by the Buyer to be included in the Title Policy (as hereinafter defined). Buyer’s failure to give any Title Objection Notice shall be deemed to constitute Buyer’s approval of all matters disclosed in the Preliminary Report, or Survey as applicable. If Buyer delivers one or more Title Objection Notice(s), Seller shall have five (5) Business Days from the receipt of Buyer’s such Title Objection Notice to provide Buyer with written notice of Seller’s election to remove or otherwise cure, to Buyer’s reasonable satisfaction, any objections on or prior to the Closing (“Seller Response Notice”); provided, however, and notwithstanding anything to the contrary contained in this Agreement, that Seller shall be obligated to pay and remove any and all monetary liens affecting the Real Property. If Seller timely delivers notice of election not to cure a disapproved item, then Buyer may either (i) elect to terminate this Agreement; or (ii) waive in writing its prior disapproval of such item and accept title subject to such previously disapproved item by delivering notice of Buyer’s election to Seller within five (5) Business Days after the receipt of the Seller Response Notice. If Seller fails to timely deliver the Seller Response Notice within such five (5) Business Day period, then Seller shall be deemed to have elected to cure all of the disapproved matters set forth in Buyer’s Title Objection Notice. If Buyer fails to deliver its notice of election to terminate this Agreement or waive its prior disapproval as provide in clauses (i) and (ii) above within such five (5) day business period, Buyer shall be deemed to have waived its disapproval. If this Agreement is terminated pursuant to this Section 2.2, the provisions of Section 3.6 shall apply.

2.3       Required Title Condition.  Title to the Property shall be conveyed to Buyer subject only to the following matters: (a) current, non-delinquent real estate taxes and assessments; (b) the matters set forth in the Preliminary Report which Buyer has approved or been deemed to have approved; (c) the Lease; and (d) any other matters approved in writing by Buyer, in its sole and absolute discretion (collectively, the “Required Title Condition”).

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ARTICLE 3

INSPECTION AND DUE DILIGENCE PERIOD

3.1       Access.  From and after the Effective Date through the Closing, Buyer, personally or through its authorized agents or representatives, shall be entitled, upon reasonable advance notice to Seller, to enter upon the Property and to make such investigations, including appraisals, tenant interviews, engineering studies, interviews of governmental and quasi-governmental officials, soil tests, environmental studies and underwriting analyses, as Buyer deems reasonably necessary or advisable. Buyer shall have the right to conduct a Phase I environmental site assessment, and, if desired, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property). Buyer’s activities at the Property shall be conducted in such a manner so as not to unreasonably interfere with the rights of the Tenant under the Lease. Buyer hereby agrees to indemnify and hold Seller harmless from any physical damages arising out of inspections and/or investigations by Buyer or its agents or independent contractors; provided, however, and notwithstanding the foregoing, that Buyer shall not be liable for any pre-existing conditions at the Property.

3.2       Due Diligence Period.  Buyer shall have until 5:00 pm Eastern time on the day which is thirty (30) days after the Effective Date (the “Due Diligence Period”) to conduct such due diligence review of the Property, all of the items to be furnished by Seller to Buyer pursuant to Section 3.3 below and all records and other materials related thereto as Buyer deems appropriate in its sole and absolute discretion.

3.3       Items to be Provided by Seller.  The parties acknowledge that Seller has made available to Buyer all of the information related to Seller’s ownership and operation of the Property (collectively, the “Property Information”). The Property Information has been provided to Buyer without any representation or warranty of Seller with regard thereto, and Buyer is relying on its own investigations and studies in connection with the acquisition of the Property under this Agreement.

3.4       Termination of Property Contracts.  Prior to the expiration of the Due Diligence Period, Buyer shall notify Seller of any Property Contract which Buyer wishes to retain and assume as of the Closing, in Buyer’s sole and absolute discretion. If Buyer does not provide such notice to Seller, Buyer shall be deemed to have elected to assume all Property contracts.

3.5       Buyer's Possible Early Termination.  Buyer shall have the right to approve, in Buyer's sole and absolute discretion, the Property, the Property Information, the Preliminary Report, the Survey, or any other matter whatsoever regarding the Property. On or before the expiration of the Due Diligence Period, Buyer may provide written notice (a “Disapproval Notice”) to Seller that Buyer wishes to proceed to Closing. Buyer’s failure to provide a Disapproval Notice prior to the expiration of the Due Diligence Period shall be deemed Buyer’s approval of the Property. In addition, at any time prior to the expiration of the Due Diligence Period, Buyer may provide written notice to Seller disapproving the Property (“Disapproval Notice”). Upon the giving of a Disapproval Notice or the deemed disapproval of the Property, this Agreement shall automatically terminate and the provisions of Section 3.6 shall apply.

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3.6       Consequences of Buyer’s Early Termination.  This Agreement shall immediately terminate upon the giving of a Disapproval Notice or upon deemed disapproval pursuant to Section 3.5, as applicable, and the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms expressly survive a termination of this Agreement); provided, however and notwithstanding anything to the contrary contained in this Agreement, that if Seller is in default hereunder at the time of such termination, Section 6.2 shall additionally apply. Escrow Holder shall pay the entire Deposit to Buyer not later than one (1) Business Day following receipt of Buyer's Disapproval Notice or Buyer’s deemed disapproval of the Property pursuant to Section 3.5. Notwithstanding anything to the contrary contained in this Agreement, no notice to Escrow Holder from Seller shall be required for the release of the Deposit to Buyer by Escrow Holder under this Section, and the Deposit shall be released and delivered to Buyer upon Escrow Holder's receipt of Buyer's Disapproval Notice or upon Buyer’s deemed disapproval of the Property pursuant to Section 3.5, despite any objection or potential objection by Seller.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1       Seller’s Representations.  Seller warrants and represents to Buyer as follows:

4.1.1       Seller is a limited liability company validly formed in the State of Delaware. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller, and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement and/or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

4.1.2       Seller has good and marketable title to the Property. There are no outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein. To the best of Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Property. Subject to the Lease, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.

4.1.3       Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

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4.1.4       Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.1.5       No authorization, consent or approval of any governmental authority (including, without limitation, courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

4.1.6       There are no actions, suits or proceedings pending or, to the best of Seller’s knowledge, threatened, against (a) the Property or any portion thereof; or (b) Seller.

4.1.7       Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller's creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller's assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

4.1.8       Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller, or (ii) any law or any order, writ, injunction or decree of any court or governmental authority, or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

4.1.9       Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property.

4.1.10       There is no pending or, to the best of Seller’s knowledge, threatened or contemplated, condemnation proceeding relating to the Property, and Seller has not received any written notice from any governmental or quasi-governmental agency or official to the effect that any such proceeding is contemplated.

4.1.11       Seller has delivered to Buyer true and complete copies of the Property Contracts, and, to the best of Seller’s knowledge, any and all other contracts, agreements, documents, reports, materials and information that are in Seller’s possession or control with respect to the ownership, use and/or operation of the Property. Seller has not, within the last year, received any written notice of any default under any Property Contract or other such contract or agreement that has not been cured or waived.

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4.1.12       There are no tenant improvement allowances, non-monetary tenant improvement obligations of Landlord, leasing commissions and/or rent concessions with respect to the current term of the Lease, except as disclosed on Schedule 4.1.12 attached hereto.

4.1.13       Seller has not received any written notice from, and to the best of Seller’s knowledge, there are no grounds for, any governmental agency requiring the correction of any condition with respect to the Property.

4.2       Buyer’s Representations.  Buyer makes the following representations and warranties to Seller that, to the best of Buyer’s knowledge.

4.2.1 Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

4.2.2       Buyer has full right, power and authority and is duly authorized to enter into this Agreement and, as of the Closing Date, any permitted assignee of Buyer shall have the full right, power and authority to perform each of the covenants to be performed by the Buyer hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement, and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.3       Survivability of Representations and Warranties.  The representations and warranties of Seller and Buyer set forth in this Agreement shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing.

4.4       Property Conveyed “As Is”.  Except as may be expressly contained herein, in the exhibits attached hereto and/or in the documents to be executed and delivered by Seller to Buyer at Closing, Buyer agrees that the Property shall be sold, and Buyer shall accept possession of the Property at Closing, on an “as-is-where-is” basis.

4.5       Leasing & Other Activities Prior to Closing.

4.5.1        Leasing Activities.  Except in the ordinary course of business, Seller shall not, from the Effective Date, enter into any modification or amendment to any Lease.

4.5.2       Service Contracts.  Seller shall not, from the Effective Date, enter into any new service contracts for the Property which are not terminable on thirty (30) days’ notice without the written consent of Buyer, which consent may be given or withheld in Buyer’s reasonable discretion.

4.5.3       Conducting Business.  At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted; and (ii) insure the Property substantially as it is currently insured.

4.5.4       Compliance with Laws and Regulations.  At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Land and Improvements.

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ARTICLE 5

CLOSING

5.1       Closing.  “Close of Escrow” or “Closing”  means the date Escrow Holder records the Deed in favor of Buyer. The Closing shall take place on the Closing Date set forth in Section 1.5.1, as the same may be extended, provided all conditions to the Closing have been satisfied or duly waived as provided herein.

5.2       Conditions Precedent Favoring Buyer.  In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller, in Buyer’s sole and absolute discretion. Buyer may terminate this Agreement upon written notice to Seller due to the failure of any of the conditions precedent contained in this Agreement, in which event Buyer shall be entitled to a prompt return of the Deposit, and the parties hereto shall have no further obligations hereunder except those which by their terms expressly survive any such termination.

5.2.1       Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.2.2       On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof shall be true, accurate and complete.

5.2.3       There shall have been no material, adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date.

5.3       Conditions Precedent Favoring Seller.  In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer and written acceptance of such waiver by Buyer.

5.3.1       Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.

5.3.2       On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be materially true, accurate and complete.

5.4       Seller’s Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Escrow Holder, at Seller’s sole cost and expense, each of the following items:

5.4.1       A special warranty deed (the “Deed”) duly executed and acknowledged by Seller in a form reasonably acceptable to the Title Company and the Buyer.

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5.4.2       A bill of sale, general assignment and assignment and assumption of Lease (the “Bill of Sale and Assignment”) in a form acceptable to Seller and Buyer which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the Personal Property, Lease, Tenant Deposit, Property Contracts (which Buyer elected to assume, if any), Intangible Property, Trade Names and Miscellaneous Property.

5.4.3       Originals of the Leases, or, in the alternative, make the Leases available to Buyer in the leasing or management office of the Property.

5.4.4       All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to the Tenant, including all applications, correspondence and credit reports relating to such Tenant.

5.4.5       A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Internal Revenue Code.

5.4.6       Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

5.4.7       Originals of all Property Contracts assumed by Buyer and all other documents in the possession and/or control of Seller relating to the use and/or operation of the Property, including, without limitation, all permits, licenses, approvals, plans, specifications, guaranties and warranties or, in the alternative, make such documents available to Buyer in the leasing or management office at the property.

5.4.8       A ..pdf copy of a duly executed closing statement reflecting the adjustments and prorations required by this Agreement (the “Closing Statement”).

5.5       Buyer’s Deliveries.  At the Closing, Buyer shall deliver to Escrow Holder the following items:

5.5.1       Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and any interest thereon) and Buyer’s share of all escrow costs and closing expenses as provided herein.

5.5.2       Duly executed and acknowledged originals of the Bill of Sale and Assignment and a .pdf copy of the Closing Statement.

5.5.3       Such evidence or documents as may reasonably be required by Seller and/or the Title Company evidencing the power and authority of the Buyer and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the purchase of the Property by Buyer.

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5.6       Costs, Prorations and Credits.

5.6.1       Closing Costs.  Except as otherwise provided herein, Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Buyer shall pay (i) all costs associated with its investigation of the Property, including the cost of appraisals, architectural, engineering, Survey, credit and environmental reports; (ii) all title insurance premiums and title examination costs; and (iii) fifty percent (50%) of all escrow charges. Seller shall pay (i) all transfer taxes, documentary stamp charges of any jurisdiction and recording fees; and (ii) fifty percent (50%) of all escrow charges. All other customary purchase and sale closing costs shall be paid by Seller or Buyer in accordance with the custom in the jurisdiction where the Property is located.

5.6.2       Prorations.  The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs.

(a)       Current Rents.  The Tenant’s rents, including payments for taxes, utilities, common area maintenance, operating expenses, or insurance, or additional charges of any other nature (collectively "CAM"), based on a rental statement prepared by Seller and approved by Buyer.

(b)       CAM; Impounds; Reconciliation.  The provisions of this subparagraph (b) shall apply in furtherance of the proration of tenant rents with respect to CAM under subparagraph (a) above:

(i)       Where the Lease provides for the payment of any CAM in arrears after being billed therefor by Seller, Seller shall be responsible for billing all unpaid CAM charges under the Lease for all collection periods ending prior to the Closing, and shall be further responsible for providing to Buyer, as soon as is reasonably practicable after the Closing, a final determination of any CAM owed by the Tenant for the period prior to the date of Closing, together with all relevant back-up, paid invoices, receipts, and other materials. The collection and remitting of any CAM unpaid as of the Closing shall be governed by the provisions of subparagraph (c) below regarding the post-closing collection of Unpaid Rents.

(ii)       Where Seller has collected any portion of CAM on an estimated basis, pursuant to so-called "impounds," or otherwise in advance, then the remaining provisions of this subparagraph (b) shall apply. If Seller's collection of such amounts is in excess of the amounts actually paid by Seller for the items comprising CAM for the period prior to Closing, then Buyer shall receive a credit at Closing for the excess amounts collected. Buyer shall apply all such excess amounts to the charges owed by Buyer for such items for the period after the Closing and, if required by the Lease, shall rebate or credit the Tenant with any remainder. If it is determined that the amount collected during Seller's ownership period was less than the amounts actually paid by Seller for such items for the period prior to the Closing, then the collection and remitting of such amounts shall be governed by the provisions of subparagraph (c) below regarding the post-closing collection of Unpaid Rents.

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(iii)       Prior to Closing, Seller shall prepare for Buyer's reasonable approval an estimated proration statement reconciling the amounts paid by the Tenants in respect of CAM and the amounts actually paid by Seller therefor. Such statement shall set forth the parties' estimate of the Buyer's closing credit (if any), or of the amount to which Seller might be entitled with respect to its period of ownership (if any). If any of the aforesaid prorations cannot be definitely calculated accurately as of the Closing, then they shall be recalculated as soon as practicable after the Closing. As soon as is practicable after the Closing, Seller shall conduct a final reconciliation of any such overpayment or underpayment under the Lease to the date of Closing and shall provide such final reconciliation to Buyer, together with all relevant back-up, paid invoices, receipts, and other materials; and if such final reconciliation indicates that Buyer was entitled to a larger credit with respect to the same than Buyer received at Closing, Seller shall immediately remit the shortfall to Buyer.

(iv)       Seller shall be responsible for conducting and completing all reconciliations of CAM charges versus any collections or impound therefor, and for billing all unpaid CAM charges, to the Tenant for all lease years prior to the Closing pursuant to the terms of the Lease. The collection and remitting of any CAM unpaid as of the Closing shall be governed by the provisions of subparagraph (c) below regarding the post-closing collection of Unpaid Rents.

(c)       Unpaid Rents.  As used herein, the term "Unpaid Rents" means any Tenant rentals and other sums (however denominated and including without limitation unpaid CAM) owed to Seller from the Tenant and not paid as of the Closing Date. Seller hereby assigns to Buyer without warranty any and all Unpaid Rents. Seller specifically acknowledges and agrees that Buyer shall have the right to compromise, forgive or otherwise deal with Unpaid Rents in respect of the tenant owing the same, which dealing may result in economic advantage to Buyer, all without liability or obligation to Seller. Provided, however, that if any Unpaid Rents are not otherwise forgiven, compromised or dealt with, such Unpaid Rent, if and when collected by Buyer, shall be applied first to any unpaid rent and other sums owed to Buyer from the Tenant accruing after the Closing through the date of collection, with any remaining amounts allocable to the period prior to Closing being paid to Seller (after deduction of all collection costs including attorneys’ fees). Without limiting the foregoing, Seller specifically agrees not to undertake any effort to collect unpaid rent or other sums (however denominated) owed to Seller from any person if such person or any affiliate of such person is in possession of any space in the Property at the time of any such collection effort.

(d)       Property Contracts.  Prepaid charges in connection with any Property Contracts that Buyer elects to assume, or licenses or permits, shall be credited to Seller. Accrued charges in connection with such Property Contracts, or licenses or permits, shall be credited to Buyer.

(e)       Property Taxes.  All real property taxes for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Except to the extent such items are the responsibility of the Tenant, real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period shall belong to Buyer following the Closing, except that if prior to the end of the Due Diligence Period Seller has applied for a property tax refund or has appealed the County Assessor's valuation of the Property for any period of time prior to the Closing Date, then Seller shall be entitled to any refund applicable to such period (unless such refund must be credited to the Tenant of the Property by Buyer, in which case such refund shall belong to Buyer to the extent of such required credits to the Tenant).

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(f)       Private Assessments.  Except to the extent such items are the responsibility of the Tenant, payments due under any assessments imposed by private covenant shall be prorated as of the Closing.

(g)       Utilities.  Except to the extent such items are the responsibility of the Tenant, prepaid water, sewer, and other utility charges shall be credited to Seller, and accrued water, sewer, and other utility charges shall be credited to Buyer.

(h)       Other Items.  All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

5.6.3       Credits.

(a)       Security Deposits, Rent Concessions, Tenant Improvement Allowances and Other Tenant Credits.  The Buyer shall receive at credit at Closing from the Seller in the amount of the sum of: (i) the Tenant Deposit; (ii) any and all rent concessions which related to the current term of the Lease and are unpaid, unapplied and/or utilized; (iii) any and all tenant improvement allowances which relate to the current term of the Lease and are unpaid, unapplied and/or utilized; and (iii) the cost, as estimated by the parties in their reasonable discretion, of any and all non-monetary tenant inducement obligations of the Seller, as landlord under the Lease, which relate to the current term of the Lease (e.g., painting and carpeting) and are unperformed.

(b)       Leasing Commissions.  The Buyer shall receive a credit at Closing from the Seller in the amount of any and all leasing commissions which relate to the current term of the Lease and are unpaid.

5.6.4       Re-prorations.  At Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between Seller and Buyer. As the amounts of the respective items become finally ascertained, further adjustment shall be promptly made between the parties in cash.

5.6.5       Survival.  The provisions of this Section 5.8 shall survive the Closing.

5.7       Distribution of Funds and Documents.  At the Close of Escrow, Escrow Holder shall do each of the following:

5.7.1       Intentionally omitted.

5.7.2       Recorded Documents.  Submit to the County Recorder of the County in which the Property is located the Deed and each other document to be recorded under the terms of this Agreement or by general usage.

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5.7.3       Non-Recorded Documents.  Promptly after the Closing Date, deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party; and (iv) a fully executed original of each other closing document.

5.7.4       Distribution of Funds.  Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Holder by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Holder shall deliver such funds by Escrow Holder’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement. This Section 5.9 shall survive the Close of Escrow.

5.8       Completion of Documents.  Escrow Holder is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and in a manner consistent with this Agreement.

5.9       Possession and Tenant Notices.  Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the rights of the Tenant under the Lease, rights arising under any Property Contracts not terminated by Seller pursuant to Section 3.4 above, and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to the Tenant affected by the sale and purchase of the Property and properly addressed to the Tenant. Such notice shall be prepared by the Seller, at the Seller’s sole cost and expense, and approved by the Buyer in its reasonable discretion, shall notify the Tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Buyer agrees to transmit or otherwise deliver such letters to the Tenant promptly after the Closing.

ARTICLE 6

TERMINATION AND DEFAULT

6.1       Buyer Default.  If the sale contemplated hereby is not consummated because of a material default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement, after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then, upon written notice from Seller to Buyer, (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) Seller and Buyer shall have no further obligations to each other, except those which expressly survive the termination of this Agreement. Buyer and Seller acknowledge that the damages to Seller in the event of such a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the Deposit represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such breach. Buyer and Seller agree that Seller’s right to retain the Deposit shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement. Seller hereby waives any right to an action for specific performance of any provisions of this Agreement.

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6.2       Seller's Default.  If prior to or at Closing, Seller fails to perform any of its obligations or is otherwise in material default hereunder or breaches any representation or warranty of Seller contained in this Agreement, Buyer shall have the right to elect exercise any of the following remedies:

6.2.1       Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for reasonable attorney’s fees pursuant to Section 9.9 below in connection with any legal proceedings instituted by either party or Escrow Holder with respect to the enforcement of this Agreement, nor waive or affect Seller's indemnity obligations under this Agreement or Buyer's rights to enforce those indemnity obligations, nor waive or affect any of Seller's other obligations under this Agreement to be performed after the Closing or Buyer's rights to enforce those obligations.

6.2.2       Exercise any of its other rights or remedies Buyer may have at law or in equity, including without limitation, an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement.

6.2.3       Terminate this Agreement by notice to Seller to that effect, in which event the parties hereto shall have no further obligations hereunder, except those which expressly survive termination hereof, to promptly recover the full amount of the Deposit and to recover all damages and seek such other relief at law or in equity to which Buyer may be entitled as a result of Seller's breach.

ARTICLE 7

CASUALTY DAMAGE OR CONDEMNATION

7.1       Casualty.  If the Improvements are damaged by casualty prior to the Closing, Buyer shall have the option, in Buyer’s sole and absolute discretion, to elect either to:

(a)       acquire the Property as is (without reduction in the Purchase Price), plus an assignment from Seller without recourse or credit of any insurance proceeds payable by virtue of such loss or damage, plus a credit for any deductible under said policy and a credit for any uninsured loss; or

(b)       terminate this Agreement and receive back the Deposit.

Such right must be exercised within thirty (30) days from the earlier of the date Seller provides Buyer with notice of the loss of the event giving rise to such right or the date of Buyer’s knowledge of the casualty. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above.

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7.2       Condemnation.  In the event that a condemnation proceeding shall be initiated against any portion of the Real Property prior to the Closing, Buyer shall have the option, in Buyer’s sole and absolute discretion, to elect either to:

(a)       terminate this Agreement and receive back the Deposit; or

(b)       close the transaction contemplated by this Agreement.

In all other cases, or if Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(b) unless, within thirty (30) days from the earlier of written notice of the condemnation or Buyer’s knowledge of the condemnation, Buyer provides Seller with written notice that Buyer elects to terminate this Agreement pursuant to Section 7.2(a).

ARTICLE 8

REAL ESTATE COMMISSION

8.1       Commissions.  Buyer and Seller each represent to the other that no broker’s or real estate commissions or other fees are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.

ARTICLE 9

MISCELLANEOUS

9.1       Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

9.2       No Third Party Beneficiaries.  The parties acknowledge and agree that there are no third party beneficiaries of this Agreement.

9.3       Binding On Successors and Assigns.  Subject to Section 9.4, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.4       Assignment by Buyer.  Buyer shall have the right to assign this Agreement to any entity affiliated with Buyer, and no consent on the part of Seller shall be required for such assignment; provided, however, that Seller shall not be released from this Agreement by any such assignment, and Buyer shall provide written notice to Seller of such assignment at least five (5) days prior to the Closing.

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9.5       Waiver.  The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.6       Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State where the Real Property is located, without regard to the principles of conflicts of law.

9.7       Counterparts and Signatures.  This Agreement may be executed in any number of counterparts, and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Signatures transmitted by e-mail or facsimile shall be treated as original signatures for all purposes of this Agreement.

9.8       Notices.  All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) United States Postal Service, certified mail, return receipt requested; (ii) any nationally known overnight delivery service for next day delivery; (iii) facsimile with written confirmation of receipt from sending facsimile machine; (iv) delivered in person; or (v) e-mail. All notices shall be deemed to have been given on the date when deposited with the US Mail or with any other nationally known overnight delivery service, on the date when a facsimile or e-mail is sent or on the date of personal delivery. All notices shall be addressed to the parties at the addresses below:

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To Seller:	Medalist Properties 8, LLC
c/o Medalist Properties
11 S. 12th Street, Suite 401
Richmond, VA 23219
Attn: William R. Elliott
Telephone: (804) 344-4434
Email: bill.elliott@medalistprop.com

To Buyer:	Medalist Diversified Holdings, L.P.
c/o Medalist Properties
11 S. 12th Street, Suite 401
Richmond, VA 23219
Attn: William R. Elliott
Telephone: (804) 344-4434
Email: bill.elliott@medalistprop.com

And with a copy to:	Kaplan Voekler Cunningham & Frank, PLC
1401 E. Cary Street
Richmond, Virginia 23219
Attn: Zachary Grabill, Esq.
Telephone: (804) 823-4071
Facsimile: (804) 823-4099
E-mail: zgrabill@kv-legal.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.8. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

9.9       Attorneys’ Fees.  In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

9.10       IRS Real Estate Sales Reporting.  Buyer and Seller agree that Escrow Holder shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e) and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e).

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9.11       Time Periods.  If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

9.12       Modification of Agreement.  No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

9.13       Further Instruments.  Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Holder, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement. This provision shall survive the Closing.

9.14       Descriptive Headings; Word Meaning.  The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

9.15       Business Day.  As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of North Carolina.

9.16       Construction of Agreement.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.17       Severability.  The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

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9.18       Exclusivity.  After the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

9.19       Section 1031 Exchange.  Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with section 1031 of the Code.

[Remainder of page intentionally left blank; signatures to follow on next pages.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:	MEDALIST PROPERTIES 8, LLC, a
Delaware limited liability company

	By:	Medalist Fund Manager, Inc., a
Virginia corporation
	Its:	Manager

		By:	/s/ William R. Elliot
		Name:	William R. Elliot
		Title:	Manager

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BUYER:	MEDALIST DIVERSIFIED HOLDINGS, L.P., a
Delaware limited partnership

	By:	/s/ William R. Elliott
William R. Elliott, Authorized Signatory

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CONSENT OF ESCROW HOLDER

The undersigned Escrow Holder hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Holder under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Holder; provided, however, the undersigned shall have no obligations, liability or responsibility under this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned.

DATED:	8/16/16	GRS Group

By:/s/ SW Fr
Its: Director___________________________________

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EXHIBIT “A”

LEGAL DESCRIPTION

THAT CERTAIN PROPERTY LOCATED IN GUILFORD COUNTY, NORTH CAROLINA AND BEING ALL OF LOT 2, IDLEWILD/DEEP RIVER PROPERTY AS SHOWN ON PLAT RECORDED IN PLAT BOOK 118, PAGE 140, AFORESAID COUNTY REGISTRY.

TOGETHER WITH ALL EASEMENT RIGHTS IN AND TO THAT STORM WATER DETENTION EASEMENT AS SET OUT IN DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS RECORDED IN BOOK 4297, PAGE 1361, GUILFORD COUNTY REGISTRY.

EXHIBIT “A”

1

EXHIBIT “B”

LIST OF PERSONAL PROPERTY

[To be Attached]

EXHIBIT “B”

1

EXHIBIT “C”

“Rent Roll”

EXHIBIT “C”

1

EXHIBIT “D”

CURRENT PROPERTY CONTRACTS

[To be Attached in the Following Format]

Contract	Description	Date

EXHIBIT “D”

1

Schedule 4.1.12